Filed pursuant to rule 424(b)(3)
Registration Nos. 333-106200
and 333-106200-01

PROSPECTUS SUPPLEMENT NO. 12 to Prospectus Dated July 16, 2003

of

PPL Energy Supply, LLC
Relating to Resales by Selling Securityholders

of

2 5/8% Convertible Senior Notes due 2023
Fully and Unconditionally Guaranteed by
and Convertible into Common Stock of

PPL Corporation

______________________

This prospectus supplement relates to: $400,000,000 in aggregate principal amount of 2 5/8% Convertible Senior Notes due 2023; the shares of PPL Corporation common stock issuable upon conversion of the notes; and the guarantee of the notes by PPL Corporation.

This prospectus supplement, which supplements our prospectus dated July 16, 2003, contains information about the selling securityholders.

_________________________

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

                 As used in this prospectus supplement, the terms "company," "we," "our," "ours" and "us" may, depending on the context, refer to PPL Energy Supply, PPL Corporation, to one or more of PPL Corporation's consolidated subsidiaries or to all of them taken as a whole.

______________________

                 You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

SELLING SECURITYHOLDERS

               We originally issued the notes in a private placement that closed on May 21, 2003. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of PPL Corporation common stock issuable upon conversion of the notes pursuant to this prospectus supplement and the prospectus (the "prospectus").

               The selling securityholders are offering notes and shares of PPL Corporation common stock issuable upon conversion of the notes under this prospectus supplement and the prospectus pursuant to existing registration rights conferred by the registration rights agreement, dated as of May 21, 2003, among PPL Energy Supply, LLC, PPL Corporation and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Securities, Inc., as representatives of the several other initial purchasers named therein. The following table sets forth information, as of March 16, 2004, with respect to all selling securityholders (including those listed in the prospectus and each subsequent prospectus supplement that referred to the prospectus) and the principal amounts of notes and number of shares of PPL Corporation common stock issuable upon conversion of the notes beneficially owned by each selling securityholder that may be offered under this prospectus supplement and the prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or PPL Corporation common stock issuable upon conversion of the notes. Because the selling securityholders may offer all or some portion of the notes or the PPL Corporation common stock, no estimate can be given as to the amount of the notes or the PPL Corporation common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act or pursuant to the shelf registration statement and amendments or supplements thereto. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus supplement and the prospectus any or all of the notes and PPL Corporation common stock issuable upon conversion of the notes. Identification of any additional selling securityholders who exercise their registration rights, if any, will be made in another prospectus supplement.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold	Percentage of Common Stock Outstanding
1976 Distribution Trust FBO A.R Lauder/Zinterhofer	8,000	*	160	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	8,000	*	160	*
Admirals Overseas Fund, Ltd.	2,000,000	*	40,221	*
Advisory Convertible Arbitrage Fund (I) L.P.	1,000,000	*	20,110	*
AG Domestic Convertibles, L.P.	9,975,000	2.49%	200,603	*
AG Offshores Convertibles, Ltd.	18,525,000	4.63%	372,548	*
AIG/National Union Fire Insurance	390,000	*	7,843	*
Akanthos Arbitrage Master Fund, L.P.	5,000,000	1.25%	100,553	*
Alcon Laboratories	396,000	*	7,963	*
Alexandra Global Master Fund, Ltd.	5,500,000	1.38%	110,608	*
Alexian Brothers Medical Center	210,000	*	4,223	*
Allentown City Firefighters Pension Plan	26,000	*	522	*
Allentown City Officers & Employees Pension Fund	17,000	*	341	*
Allentown City Police Pension Plan	34,000	*	683	*
Allstate Life Insurance Company	2,000,000	*	40,221	*
Aloha Airlines Non-Pilots Pension Fund	140,000	*	2,815	*
Aloha Pilots Retirement Trust	70,000	*	1,407	*
Amaranth L.L.C.	46,596,000	11.65%	937,073	*
Amerisure Mutual Insurance Co.	450,000	*	9,049	*
AmerUs Life Insurance Co.	3,800,000	*	76,420	*
Arapahoe County Colorado	62,000	*	1,246	*
Arbitex Master Fund L.P.	4,000,000	1.00%	80,442	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	3,000,000	*	60,331	*
Argent Classic Convertible Arbitrage Fund L.P.	1,000,000	*	20,110	*
Argent LowLev Convertible Arbitrage Fund, Ltd.	2,000,000	*	40,221	*
Arkansas Teacher Retirement	4,440,000	1.11%	89,291	*
Arlington County Employees Retirement System	684,000	*	13,755	*
Asante Health Systems	88,000	*	1,769	*
Attorney's Title Insurance Fund	85,000	*	1,709	*
Aviva Life Insurance Co.	2,000,000	*	40,221	*
Bankers Life Insurance Company of New York	50,000	*	1,005	*
Baptist Health of South Florida	655,000	*	13,172	*
BNP Paribas Equity Strategies, SNC	4,440,000	1.11%	89,291	*
British Virgin Islands Social Security Board	89,000	*	1,789	*
C&H Sugar Company Inc.	175,000	*	3,519	*
CF Core Plus Fixed Income Fund	54,000	*	1,085	*
Centennier Limited	12,500,000	3.13%	271,493	*
Cial (Credit Industriel D'Alsace Lorraine)	11,750,000	2.94%	236,299	*
Citigroup Global Markets	841,000	*	16,913	*
City and County of San Francisco Retirement System	1,510,000	*	30,367	*
City of New Orleans	208,000	*	4,183	*
City University of New York	153,000	*	3,076	*
CNH LA Master Account, L.P.	1,000,000	*	20,110	*
Commonwealth Professional Assurance Co.	170,000	*	3,418	*
Convertible Securities Fund	110,000	*	2,212	*
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	4,090,000	1.02%	82,252	*
Credit Suisse First Boston LLC	500,000	*	10,055	*
DBAG	1,250,000	*	25,138	*
Delaware Public Employees Retirement System	1,582,000	*	31,814	*
Deutsche Bank Securities Inc.	2,250,000	*	45,248	*
Dreyfus A Bonds Plus Fund	1,758,000	*	35,354	*
Dreyfus Intermediate Term Income Fund	2,530,000	*	50,879	*
Dreyfus Investment Portfolio - Core Bond	272,000	*	5,470	*
Dreyfus Premier Core Bond Fund	3,546,000	*	71,312	*
Dreyfus Premier Corporate Bond Fund	16,000	*	321	*
Dreyfus Variable Investment - Quality Bond	748,000	*	15,042	*
Drury University	30,000	*	603	*
EB Core Plus Fixed Income Fund	76,000	*	1,528	*
Engineers Joint Pension Fund	435,000	*	8,748	*
Georgia Municipal Employee Benefit System	715,000	*	14,379	*
GLG Global Convertible Fund	3,550,000	*	71,392	*
GLG Global Convertible Ucits Fund	700,000	*	14,077	*
Goldman Sachs & Company	8,000,000	2.00%	160,884	*
Grady Hospital Foundation	136,000	*	2,735	*
Hawaiian Airlines Employees Pension Plan-IAM	50,000	*	1,005	*
Hawaiian Airlines Pension Plan for Salaried Employees	10,000	*	201	*
Hawaiian Airlines Pilots Retirement Plan	125,000	*	2,513	*
Hillbloom Foundation	60,000	*	1,206	*
IL Annuity and Insurance Co.	23,150,000	5.79%	465,560	*
ING Convertible Fund	3,960,000	*	79,637	*
ING VP Convertible Portfolio	40,000	*	804	*
Independence Blue Cross	426,000	*	8,567	*
Innovest Finanzdienstle	1,300,000	*	26,143	*
Jefferies & Co. Inc.	200,000	*	4,022	*
JP Morgan Securities Inc.	11,250,000	2.81%	226,244	*
KBC Financial Products USA Inc.	250,000	*	5,027	*
Laurel Ridge Capital, LP	1,000,000	*	20,110	*
Lehman Brothers Inc.	493,000	*	9,914	*
Lockheed Martin Corporation Master Retirement Trust	524,000	*	10,537	*
Lyxor Master Fund	200,000	*	4,022	*
Merrill Lynch Insurance Group	341,000	*	6,857	*
MLQA Convertible Securities Arbitrage, Ltd.	7,500,000	1.88%	150,829	*
Morgan Stanley Convertible Securities Trust	1,000,000	*	20,110	*
Municipal Employees	244,000	*	4,906	*
Nations Convertible Securities Fund	12,890,000	3.22%	259,225	*
New Orleans Firefighters Pension/Relief Fund	139,000	*	2,795	*
Nicholas Applegate Capital Management Convertible Fund	845,000	*	16,993	*
Nicholas Applegate Capital Management Investment Grade Convertible Fund	15,000	*	301	*
Nomura Securities International Inc.	15,750,000	3.94%	316,741	*
Northern Income Equity Fund	250,000	*	5,027	*
Occidental Petroleum Corporation	272,000	*	5,470	*
Ohio Workers Compensation	185,000	*	3,720	*
Pacific Life Insurance Company	500,000	*	10,055	*
Partners Group Alternative Strategies PCC LTD	100,000	*	2,011	*
Pendragon Convertibles Fund Limited	3,932,000	*	79,074	*
Pendragon Guinevere Fund, L.L.C.	6,068,000	1.52%	122,031	*
Physicians Life	235,000	*	4,725	*
Pioneer High Yield Fund	9,000,000	2.25%	180,995	*
Pioneer U.S. High Yield Corp. Bond Sub Fund	1,000,000	*	20,110	*
Policeman and Firemen Retirement System of the City of Detroit	600,000	*	12,066	*
Polygon Global Opportunities Master Fund	10,000,000	2.50%	201,106	*
Privilege Portfolio SICAV	1,500,000	*	30,165	*
Pro-mutual	766,000	*	15,404	*
Quattro Fund Limited	5,360,000	1.34%	107,792	*
S G Cowen Securities Corporation	5,000,000	1.25%	100,553	*
San Diego City Retirement	940,000	*	18,903	*
San Diego County Convertible	2,025,000	*	40,723	*
Singlehedge US Convertible Arbitrage Fund	840,000	*	16,892	*
Southern Farm Bureau Life Insurance	650,000	*	13,071	*
State of Florida Division of Treasury	1,775,000	*	35,696	*
State of Georgia	220,000	*	4,424	*
State of Maryland Retirement Agency	3,277,000	*	65,902	*
State of Oregon/Equity	4,400,000	1.10%	88,486	*
Sturgeon Limited	630,000	*	12,669	*
Sunrise Partners Limited Partnership	18,354,000	4.59%	369,109	*
Swiss Re Financial Products Corporation	1,500,000	*	30,165	*
T. Rowe Price Corporate Income Fund, Inc.	110,000	*	2,212	*
T. Rowe Price High Yield Fund, Inc.	4,453,000	1.11%	89,552	*
T. Rowe Price New Income Fund, Inc.	1,572,000	*	31,613	*
Tewksbury Investment Fund Ltd.	100,000	*	2,011	*
The Grable Foundation	90,000	*	1,809	*
Thrivent Financial for Lutherans	1,500,000	*	30,165	*
Trustmark Insurance	348,000	*	6,998	*
Tufts Associated Health Plans	390,000	*	7,843	*
Tykhe Fund Ltd.	5,500,000	1.38%	110,608	*
UBS AG London Branch	20,000,000	5.00%	402,212	*
UBS Securities LLC	3,000,000	*	60,331	*
UMASS Memorial Health Care	80,000	*	1,608	*
UMASS Memorail Investment Partnership	80,000	*	1,608	*
University of Massachusetts	60,000	*	1,206	*
US Bank FBO Benectine Health Systems	230,000	*	4,625	*
Xavex Convertible Arbitrage 2 Fund	300,000	*	6,033	*
Wachovia Capital Markets LLC	250,000	*	5,027	*
Wachovia Securities LLC	9,250,000	2.31%	186,023	*
Wake Forest University	615,000	*	12,368	*
White River Securities L.L.C.	1,975,000	*	39,718	*
Windmill Master Fund, LP	5,000,000	1.25%	100,553	*
Zurich Institutional Benchmark Management	1,340,000	*	26,948	*
Zurich Institutional Benchmark Master Fund LTD.	100,000	*	2,011	*

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*   Less than 1%.

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